Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-80917, 333-05445, 333-49160, 333-70880, 333-100546, 333-101354, 333-106174, 333-109626 and 333-113153) and Form S-8 (Nos. 333-23933, 333-65894, 333-91337, 333-97965 and 333-118338) of Authentidate Holding Corp. of our report dated September 3, 2004, except for the paragraph appearing under “Revisions in the Classification of Certain Securities” in Note 1, as to which the date is August 16, 2005 relating to the financial statements and financial statement schedule, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

Albany, New York
September 6, 2005